Exhibit 99.1

Notes:

(1) On October 31, 2012, H C Crown, LLC (formerly H C Crown Corp., “HCC”) a wholly-owned, indirect subsidiary of Hallmark Cards, Incorporated (“Hallmark Cards”) sold 40,000,000 shares of the Issuer’s Class A Common Stock (the “Transferred Shares”) to Hallmark Cards in exchange for a promissory note issued by Hallmark Cards to HCC in the initial principal amount of $67,600,000.  As a result of the transfer, HCC directly holds 284,885,516 shares of the Issuer’s Class A Common Stock.

(2) As a result of the transfer described in Note 1, (a) H.A., LLC (formerly H.A., Inc.), which is a parent of HCC, indirectly holds the 284,885,516 shares of the Issuer’s Class A Common Stock held by HCC and (b) Hallmark Cards, a parent of H.A., LLC, held 324,885,516 shares of the Issuer’s Class A Common Stock, including (1) 40,000,000 shares held directly and (2) 284,885,516 shares held by HCC.

(3) Immediately after the transfer described in Note 1, Hallmark Cards contributed the Transferred Shares to its wholly-owned subsidiary, Blue Holding Company (“Blue”), as a contribution to capital, and Blue thereafter contributed the Transferred Shares to its wholly owned subsidiary, Hallmark Cards GmbH (“HC Germany”), as a contribution to capital. As a result of these transfers, HC Germany is the direct owner of the Transferred Shares. Immediately following the transactions described in this Note 3, Hallmark Cards indirectly holds 324,885,516 shares of the Issuer’s Class A Common Stock, including (a) 284,885,516 shares held by HCC and (b) 40,000,000 shares held by HC Germany.